Exhibit 99.1

INFORMATION REGARDING THE MANAGERS OF SVLSF IV, LLC and ILSF III, LLC

The names and the principal occupation of the current managers of SVLSF IV, LLC and ILSF III, LLC, respectively, are set forth below. The business address of David Milne, James Garvey, Eugene D. Hill, III, Michael Ross and Denise Marks is One Boston Place, 201 Washington Street, Suite 3900, Boston, MA 02108. The business address of Kate Bingham and Nick Coleman is 71 Kingsway, London, United Kingdom WC2B 6ST.

During the last five years, none of the individuals has been convicted in any criminal proceeding (excluding traffic violations and similar misdemeanors) or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws.

SVLSF IV, LLC

	Position with SVLSF IV, LLC	Principal occupation	Shares of Entellus Medical, Inc. beneficially owned		Description of any contract, arrangement, understanding or relationship with respect to any securities of Entellus Medical, Inc.	Citizenship
David Milne	Manager	Managing Partner; International life sciences venture capital investments; (also member of the board of directors of Entellus Medical, Inc.)	1,250	(1)	Not applicable	USA
James Garvey	Manager	Chairman Emeritus; International life sciences venture capital investments	-0-		Not applicable	USA
Kate Bingham	Manager	Managing Partner; International life sciences venture capital investments	-0-		Not applicable	United Kingdom
Eugene D. Hill, III	Manager	Chairman; International life sciences venture capital investments	-0-		Not applicable	USA
Michael Ross	Manager	Managing Partner; International life sciences venture capital investments	-0-		Not applicable	USA
Denise W. Marks	Administrative Member	Administrative Member	-0-		Not applicable	USA
Nick Coleman	Administrative Member	Administrative Member	-0-		Not applicable	United Kingdom

(1)	Includes shares underlying an option which has vested or will vest within 60 days of the date hereof.

ILSF III, LLC

	Position with ILSF III, LLC	Principal occupation	Shares of Entellus Medical, Inc. beneficially owned	Description of any contract, arrangement, understanding or relationship with respect to any securities of Entellus Medical, Inc.	Citizenship
James Garvey	Manager	Chairman Emeritus; International life sciences venture capital investments	-0-	Not applicable	USA
Kate Bingham	Manager	Managing Partner; International life sciences venture capital investments	-0-	Not applicable	United Kingdom
Eugene D. Hill, III	Manager	Chairman; International life sciences venture capital investments	-0-	Not applicable	USA
Michael Ross	Manager	Managing Partner; International life sciences venture capital investments	-0-	Not applicable	USA
Denise W. Marks	Administrative Member	Administrative Member	-0-	Not applicable	USA
Nick Coleman	Administrative Member	Administrative Member	-0-	Not applicable	United Kingdom